MOORE & ASSOCIATES, CHARTERED
ACCOUNTANTS AND ADVISORS
PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form SB-2 of Recipe Kits, Inc., of our report dated November 21, 2007 on our audit of the financial statements of Recipe Kits, Inc. as of September 30, 2007, and the related statements of operations, stockholders' equity and cash flows from inception October 10, 2006 through September 30, 2007, and the reference to us under the caption "Experts".

/s/ Moore & Associates, Chartered

Moore & Associates Chartered
Las Vegas, Nevada
January 28, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146(702) 253-7499 Fax (702) 253-7501